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                                                                  EXHIBIT 10(vi)



                    Special Retirement Benefit Adjustment for

                                 Kenneth Mlekush


     Upon normal retirement at age 65, the Corporation will increase the accrued benefit from a projected 27.3% of final average earnings to 40% of final average earnings in light of Mr. Mlekush's substantial contribution to the growth and development of Jefferson Pilot Financial over the past 8 years. This benefit will not vest until age 65, except that in the case of a triggering event providing the benefits under Section 1 of the Corporation's Executive Change in Control Severance Plan, the benefit will become vested immediately.

     This benefit will be payable under the Corporation's Executive Special Supplemental Benefit.



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